As filed with the Securities and Exchange Commission on January 11, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
________________________
ACUITY BRANDS, INC.
(Exact name of registrant as specified in its charter)
 ________________________

Delaware	58-2632672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1170 Peachtree Street, N.E.
Suite 2300
Atlanta, Georgia 30309
(404) 853-1400
(Address, including zip code, of Registrant’s Principal Executive Offices)
 ___________________________

Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan
(Full title of the plan)
 __________________________

Richard K. Reece
Executive Vice President and Chief Financial Officer
Acuity Brands, Inc.
1170 Peachtree Street, N.E., Suite 2300
Atlanta, Georgia 30309
(404) 853-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
 __________________________

Copies to:
Keith M. Townsend
Alana L. Griffin
King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
(404) 572-4600
 ___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

___________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	380,000 shares (1)	$162.325 (2)	$61,683,500 (3)	$7,679.60

(1)
Represents shares of common stock, par value $0.01 per share (“Common Stock”) of the Registrant available for issuance pursuant to awards granted under the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock options, stock dividends, or similar transactions.

(2)
Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low sales prices of Common Stock of Acuity Brands, Inc. as reported on the New York Stock Exchange on January 10, 2018 ($162.325 per share).

(3)	Estimated solely for computing the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 related to an additional 380,000 shares of common stock of Acuity Brands, Inc. (the “Registrant”), par value $0.01 per share (the “Common Stock”), issuable to eligible non-employee directors, employees or key consultants, and any prospective employee who has accepted an offer of employment from, the Registrant or any Subsidiary or Affiliate (as such terms are defined in the plan) under the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “Plan”). The Registration Statement includes a number of interests related to the Common Stock to be issued under the Plan (all of which are generally non-transferable, including stock options, stock appreciation rights, restricted stock awards and/or units, performance stock awards and/or units, dividend equivalent rights, and other stock-based awards).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registration Information and Employee Plan Annual Information.
Registrant will furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Registrant will also furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to:
Acuity Brands, Inc.
Attn: Corporate Secretary
1170 Peachtree Street, NE, Suite 2300
Atlanta, Georgia 30309
404-853-1400
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission under the Securities Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement as of their respective dates:

(a)	Annual Report on Form 10-K of the Registrant for the fiscal year ended August 31, 2017;

(b)	Quarterly Report on Form 10-Q of the Registrant for the quarter ended November 30, 2017;

(c)
Current Reports on Form 8-K of the Registrant filed on October 3, 2017 (except the information “furnished” under Item 9.01) and January 9, 2018 (except the information “furnished” under Items 2.02 and 9.01); and

(d)
The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10/A (File No. 001-16583) dated November 9, 2001, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of clarity, any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable (the Common Stock is registered under Section 12(b) of the Exchange Act).
Item 5. Interests of Named Experts and Counsel.
The validity of the securities issuable under the Plan will be passed upon for us by King & Spalding LLP.
Item 6. Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete text of the statute, the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws.
Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Further subsections of DGCL Section 145 provide that:

•
to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•
the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•
the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.
Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
The Company’s bylaws grant its directors and officers a right to indemnification to the fullest extent permitted by the DGCL for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise. The Company’s bylaws further provide that an advancement for any such expenses shall only be made upon delivery to the Company by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified for such expenses by the Company.
The Company’s certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.
The Company has also entered into indemnification agreements with its directors and certain of its officers. These agreements require the Company to indemnify these directors and officers with respect to their activities as directors or officers of the Company, or any of its direct or indirect subsidiaries, or when serving at the Company’s request, or the request of any of its direct or indirect subsidiaries, as a director, officer, employee, agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, limited liability company, employee benefit plan, joint venture, trust or other enterprise, or by reason of any act or omission by him/her in such capacity against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal, administrative or investigative) to which they are, or are threatened to be made, parties as a result of their service to the Company. The Company has agreed to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee: (i) the benefits provided by the Company’s certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (ii) the benefits provided by the Company’s certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee; (iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which the Company exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by the Company; and (vi) such other benefits as may be otherwise available to the indemnitee under the Company’s existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of the Company with respect to suits or proceedings arising out of acts or omissions during his service to the Company. Each indemnitee has agreed to notify the Company promptly of any proceeding brought or threatened and not to make any admission or settlement without the Company’s consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.
The Company also maintains directors’ and officers’ liability insurance for its directors and officers.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit		Description

5.1	*	Opinion of King & Spalding LLP.

23.1	*	Consent of Ernst & Young LLP.

23.2	*	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1	*	Powers of Attorney (included on signature pages).

99.1
Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan, filed as Annex A to the Registrant’s Proxy Statement, filed with the Commission on November 21, 2017, as supplemented on December 6, 2017, and incorporated herein by reference.

* Filed herewith.
Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 11, 2018.

ACUITY BRANDS, INC.
By:	/s/ Richard K. Reece
Richard K. Reece
Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Vernon J. Nagel and Richard K. Reece, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8, including any post-effective amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises; as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on January 11, 2018.

Signature	Title
/s/ Vernon J. Nagel	Chairman, President and Chief Executive Officer (Principal Executive Officer); Director
Vernon J. Nagel
/s/ Richard K. Reece	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Richard K. Reece
/s/ W. Patrick Battle	Director
W. Patrick Battle
/s/ Peter C. Browning	Director
Peter C. Browning
/s/ G. Douglas Dillard, Jr.	Director
G. Douglas Dillard, Jr.
/s/ James H. Hance, Jr.	Director
James H. Hance, Jr.
/s/ Robert R. McCullough	Director
Robert F. McCullough

/s/ Julia B. North	Director
Julia B. North
/s/ Dominic J. Pileggi	Director
Dominic J. Pileggi
/s/ Ray M. Robinson	Director
Ray M. Robinson
/s/ Norman H. Wesley	Director
Norman H. Wesley
/s/ Mary A. Winston	Director
Mary A. Winston

INDEX TO EXHIBITS

Exhibit		Description

5.1	*	Opinion of King & Spalding LLP.

23.1	*	Consent of Ernst & Young LLP.

23.2	*	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1	*	Powers of Attorney (included on signature pages).

99.1
Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan, filed as Annex A to the Registrant’s Proxy Statement, filed with the Commission on November 21, 2017, as supplemented on December 6, 2017, and incorporated herein by reference.

* Filed herewith.